Exhibit 99.1

Navigators Announces Additional Share Repurchase Program

NEW YORK, May 31, 2011— The Navigators Group, Inc. (NASDAQ:NAVG) today announced that its Board of Directors has adopted a share repurchase program for up to $50 million of the Company’s common stock. This repurchase program is in addition to the Company’s existing $65 million share repurchase program, announced in November 2009, pursuant to which 1,111,608 shares have been purchased at an aggregate purchase price of $$50.2 million.

Repurchases may be made from time to time at prevailing prices in open market or privately negotiated transactions through December 31, 2011. The timing and amount of the purchases under the program will depend on a variety of factors, including the trading price of the stock, market conditions and corporate and regulatory considerations and there can be no assurance that any additional shares will be purchased by the Company under this program.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe. Navigators Insurance Company and Navigators Specialty Insurance Company are both rated ‘A’ (Excellent) by A.M. Best and ‘A’ (Strong) by Standard & Poor’s.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement

CONTACT:
Taha Ebrahimi
Media Inquiries
(914) 933-6209
tebrahimi@navg.com

www.navg.com